Exhibit 10.34

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment of Employment Agreement (the “Amendment”) effective as of April 1, 2014, is between Samson Resources Corporation, a Delaware corporation (“SRC”), and its wholly owned subsidiary, Samson Investment Company, a Nevada Corporation (“SIC” and together with SRC, “Employer”) and Randy L. Limbacher (“Executive”).

WHEREAS, Employer and Executive entered into an Employment Agreement effective as of April 18, 2013 for the employment of Executive as President and Chief Executive Officer of Employer (the “Agreement”); and

WHEREAS, pursuant to the Agreement, Executive participates in the Samson Resources Corporation 2011 Stock Incentive Plan, as amended, (the “Plan”); and

WHEREAS, pursuant to a Unanimous Written Consent of the Compensation Committee of SRC, the Compensation Committee unanimously approved: (a) amending the number and exercise price of certain stock options granted pursuant to the Agreement; (b) amending the vesting schedule for the restricted stock granted pursuant to the Agreement; and (c) authorizing the Chief Financial Officer to take any and all actions on behalf of Employer to amend the Agreement; and

WHEREAS, Executive and Employer desire to amend the Agreement and any related agreements as provided herein.

NOW, THEREFORE, for good and valuable consideration in hand paid, the receipt and sufficiency of which are hereby acknowledged, both Employer and Executive agree to amend the Agreement as follows:

1. Executive forfeits 250,000 Options under the Plan with an exercise price of $4.00 per share.

2. Executive forfeits 250,000 Options under the Plan with an exercise price of $5.00 per share.

3. Employer reprices 10,000,000 of Executive’s Options under the Plan with an exercise price of $7.50 per share to an exercise price of $2.50 per share.

4. Employer amends the vesting schedule for Executive’s 5,000,000 shares of restricted common stock of SRC under the Plan granted pursuant to the Agreement. As a result of this Amendment, Executive’s shares of restricted stock granted pursuant to the Agreement now vest 25% per year with the first 25% of restricted stock vesting on April 1, 2015.

5. Employer and Executive further amend all Plan documents, necessary to conform those Plan documents with the amendments made to the Agreement as provided herein. Specifically, Employer and Executive: (a) amend the Option Award Agreement attached to the Agreement as Exhibit “B” and replace it with the Amended Option Award Agreement attached to this Amendment as Exhibit “B-1” and (b) amend the Restricted Stock Award Agreement attached to the Agreement as Exhibit “C” and replace it with the Amended Restricted Stock Award Agreement attached to this Amendment as Exhibit “C-1”.

All capitalized terms used in this Amendment shall have the same meaning ascribed to them in the Agreement and the Plan unless specifically denoted otherwise. Except as specifically amended, as set forth herein, the terms and provisions of the Agreement remain unchanged.

EMPLOYER:

SAMSON RESOURCES CORPORATION SAMSON INVESTMENT COMPANY

By:	/s/ Philip Cook
	Name:	Philip Cook
	Title:	Executive Vice President and Chief Financial Officer

EXECUTIVE:

Randy L. Limbacher

By:	/s/ Randy L. Limbacher

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